Exhibit 3.17

AMENDED & RESTATED

REGULATIONS

OF

TC BEVCO LLC

These Regulations are hereby duly adopted as the regulations of TC BEVCO LLC, a Texas limited liability company (the “Company”), by CABANA BEVCO LLC, its sole Member.

DEFINITIONS

1.1 Definitions. The following terms used in these Regulations shall have the following meanings unless otherwise expressly provided herein:

“Act” shall mean the Texas Limited Liability Company Act, as the same may be amended from time to time.

“Capital Account” means, with respect to any Member, the account maintained for such Member in a manner which the Members determine is in accordance with Section 6.2.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member, whenever made.

“Code” means the Internal Revenue Code of 1986, as amended,

“Company” means TC BEVCO LLC, a Texas limited liability company.

“Dispose” “Disposing” or “Disposition” means a sale, assignment, conveyance, transfer, exchange, mortgage, pledge, grant of a security interest or other disposition or encumbrance (including, without limitation, by operation of law), or the acts thereof.

“Distributable Cash” means all cash revenues received by the Company from Company operations, less the sum of (i) all principal and interest payments on any Indebtedness of the Company and all other sums paid to lenders, (ii) all cash expenditures incurred incident to the normal operations of the Company’s business, and (iii) such cash reserves as the Members deem reasonably necessary to the proper operation of the Company’s business.

“Initial Capital Contribution” means the initial contribution to the capital of the Company made by a Member pursuant to these Regulations.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

“Losses” means, for each Fiscal Year, the losses and deductions of the Company as reported on the Company’s information tax return filed for federal income tax purposes, plus any expenditures described in Section 705(a)(2)(B) of the Code.

“Manager” shall mean those persons and/or entities appointed managers by the Members in accordance with the provisions of Section 3.1(a)(ii).

“Majority in Interest” means such Members who, in the aggregate, own more than fifty percent (50%) of all of the Membership Interests.

“Member” means each person designated as a Member on Schedule A, attached hereto and hereby made a part hereof, any successor or successors to all or any part of any such person’s interest in the Company, or any additional Member admitted as a Member of the Company in accordance with Article VIII, each in the capacity as a Member of the Company. “Members” means all such persons collectively in their capacity as Members of the Company.

“Membership Interest”‘ means the percentage of ownership interest of a Member of the Company at any particular time.

“Principal Manager” shall mean Shanna M. Garcia, as authorized under Section 3.l(a)(i) to take or refrain from taking any lawful action or make or refrain from making any lawful decision on behalf of the Company and/or its subsidiaries in connection with its and/or their operations and in the performance of this Agreement.

“Profits” means, for each Fiscal Year, the income and gains of the Company as reported on the Company’s information tax return filed for federal income tax purposes, plus any income described in Section 705(a)(l)(B) of the Code.

“Regulations’” means these Regulations of the Company as originally adopted and as amended from time to time.

FORMATION OF THE COMPANY

2.1 Name and Formation. The name of the Company is TC BEVCO LLC. The Certificate of Organisation of the Company was filed on October 2, 2000.

2.2 Principal Place of Business. The principal place of business of the Company shall be 8918 Tesoro Drive, Suite 200, San Antonio, Texas 78217. The Company may locate its place(s) of business and registered office at any other place or places as the Members may from time to time deem necessary or advisable.

2.3 Registered Office and Registered Agent. The Company’s registered office within the State of Texas shall be 1021 Main Street, Suite 1150, Houston, Texas 77002 and the name of the registered agent at such address is C T Corporation System.

2.4 Term. The term of existence of the Company shall be perpetual unless the Company is earlier dissolved in accordance with the provisions of these Regulations.

2.5 Purposes and Powers.

(a) The purposes and character of the business of the Company shall be to accomplish any or all lawful business for which limited liability companies may be organized under the Act.

(b) The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act. The Company shall carry out the foregoing activities pursuant to the arrangements set forth in the Certificate of Formation of the Company and these Regulations.

MANAGEMENT OF THE COMPANY

3.1 Management.

(a) (i) The day-to-day operations of the Company shall be vested in a Board of Managers. Each Manager shall be appointed by the Members of the Company, and Shanna M. Garcia shall be designated as the Principal Manager. Any Manager may be removed at any time by the Members. Except for those actions in Section 3.1(b) which are expressly delegated to the Managers acting by majority approval, the business and affairs of the Company and its subsidiaries shall be managed by its Principal Manager. Except for those actions described in Section 3.1(b), the Principal Manager is hereby authorized to take or refrain from taking any lawful action or make or refrain from making any lawful decision on behalf of the Company and/or its subsidiaries in connection with its and/or their operations and in the performance of this Agreement. Without limiting the foregoing and subject to Section 3.1(b), the Principal Manager shall possess the power and authority on behalf of the Company:

(1) To execute contracts and guaranties, incur liabilities and issue notes, bonds and other obligations;

(2) To invest and reinvest the Company’s funds, including the lending of money, and receive and hold property as security for repayment:

(3) To employ accountants, legal counsel, managing agents or other experts to perform services for the and to compensate them from the Company funds;

(4) To pay, and reimburse the Principal Manager for, all reasonable expenses incurred in connection with the conduct of the Company’s business, the establishment of Company offices, and the exercise of the powers of the Company, in all cases within or without the State of Texas;

(5) To sell, transfer, convey, pledge, exchange or otherwise dispose of any of the Company’s property:

(6) To acquire additional property or assets on behalf of the Company;

(7) To borrow money from banks, other lending institutions, the Members or otherwise;

(8) To hypothecate, encumber, mortgage, and grant security interests in any of the Property;

(9) To employ, compensate, or otherwise engage the Members or an affiliate of the Members;

(10) To participate in partnerships, joint ventures, limited liability companies, corporations or other associations of any kind with any person, persons, entity, or entities;

(11) To institute, prosecute and defend against any judicial or administrative proceeding in the Company’s name;

(12) To file in the name of or on behalf of the Company or its subsidiaries any petition for relief in bankruptcy under any federal bankruptcy laws or debtor relief laws or any other debtor relief laws of any jurisdiction;

(13) To open bank accounts in the name of the Company; and

(14) To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

In addition, prior to the submission to the Members, the Principal Manager shall first approve and recommend (x) any amendment to the Certificate of Formation, (y) any amendment to this Agreement and (z) any merger or consolidation of the Company with or into any other entity.

(ii) Subject to Section 3.2(a), the Company shall have a total of three (3) Managers. The Members hereby appoint the following persons to serve as the Managers of the Company: Shanna M. Garcia, Brent Nofziger and Armando Lopez. Each Manager shall have one (1) vote. The Members of the Company shall have the exclusive power to add or remove any Manager, including but not limited to the Principal Manager, at any time. The Principal Manager may, by agreement or otherwise, appoint any person with such titles as it may elect, including the titles of Chief Executive Officer, Managing Director, President, Vice President, Treasurer and Secretary to act on behalf of the Company, with such power and authority as the Principal Manager may delegate. The Principal Manager may also, by agreement or otherwise, replace or remove any person that it had appointed pursuant to the immediately preceding sentence or otherwise.

(b) Without first having obtained majority approval, neither the Principal Manager, any other Manager nor the Members, may:

(i) file or consent to file in the name of or on behalf of the Company or any subsidiary any petition for relief in bankruptcy under any federal bankruptcy laws or debtor relief laws or any other debtor relief laws of any jurisdiction;

(ii) cause the Company or any subsidiary to incur future indebtedness (including indebtedness for borrowed money, indebtedness to acquire property, capital leases or any guarantees of any of the foregoing), or issue notes, bonds or other obligations or evidences of indebtedness, provided, however, that majority approval shall not be required with respect to (x) trade payables arising in the ordinary course of the business of the Company or any subsidiary, (y) other liabilities (in addition to those described in clause (x) and indebtedness incurred by the Company or any subsidiary (including any capital leases), to the extent such other liabilities and indebtedness, in the aggregate, do not exceed ten percent (10%) of the aggregate Capital Contributions theretofore made by the Members;

(iii) establish the terms for any additional contributions, including, without limitation (A) the interests in Company Profits, Losses and distributions that would be issued for said contributions, and (B) the value of any contributions which are neither cash nor marketable securities in the hands of the Company;

(iv) establish either: (A) the fair market value of property either contributed to, or distributed from, the Company, or (B) the “agreed value” of property, with respect to property which is neither cash nor marketable securities in the hands of the Company or the Members, as the case may be;

(v) determine the amount of Profits and Losses, or the amount of gain or loss from a Sale Transaction, allocable to the Members;

(vi) determine the amount of, and timing for, the distribution of Net Cash Flow from a Sale Transaction; and

(vii) determine the amount of Net Cash Flow for distribution to the Members.

3.2 The Managers.

(a) Meetings of the Managers shall be held no less frequently than quarterly and shall be scheduled to be held on such dates and at such times as the Principal Manager shall reasonably determine. The Principal Manager shall furnish advance written notice to the other Managers setting forth the date, time and location of any such quarterly meeting, all agenda items requiring majority approval, as well as such other information that the Principal Manager deems appropriate to include in said notice. In addition, any two Managers may, upon at least five (5) business days written notice to the other Managers, convene a meeting of the Managers at such other times as reasonably determined to be necessary by such Manager in the conduct of the Company’s business. Meetings of the Managers shall be conducted at such place or places reasonably designated by the Principal Manager. Any Manager may participate at any meeting by telephone or teleconference. The Principal Manager may adopt such rules and regulations for the conduct of meetings of the Managers and meetings of the Members not inconsistent with this Agreement and the Act.

(b) The Company shall indemnify and hold harmless the Principal Manager, the other Managers and the representatives from and against any claim, cost (including reasonable attorneys’ fees), liability, judgment or cause of action which any of them may sustain or incur as a result of acting (or having acted) as a Principal Manager, Manager or representative, provided that such indemnification shall not constitute an indemnity against bad faith or any grossly negligent act or omission; and provided further that such indemnification shall extend only to a Manager or representative acting in his/her capacity as such, and accordingly, shall not affect the liability which any Manager or representative representing a Manager (who may also be a general partner, manager, managing member or officer of such Manager) has as such genera! partner, manager, managing member or officer.

3.3 Reliance on Authority of Principal Manager. Any person dealing with the Company, other than the Members, a Manager or representative, may rely on the authority of the Principal Manager and its representative without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

3.4 Indemnity. The Company shall indemnify and hold harmless the Members and its respective directors, officers, agents, member, partners, shareholders and employees from and against any claim, cost (including reasonable attorney’s fees), liability, judgment or cause of action which it may sustain or incur as a result of acting (or having acted) as the Members, provided that such indemnification shall not constitute an indemnity against bad faith or any grossly negligent act or omission.

MEETINGS OF MEMBERS

4.1 Place of Meetings. All meetings of the Members shall be held at the principal office of the Company or at such other place within or without the State of Texas as may be determined by the Members and set forth in the respective notice or waivers of notice of such meeting.

4.2 Annual Meetings of Members. The annual meeting of the Members of the Company for the transaction of such business for which such meeting is called or as may properly come before the meeting, shall be held at such time and date as shall be designated by the Members from time to time and stated in the notice of the meeting. Such annual meeting shall be called in the same manner as provided in these Regulations for special meetings of the Members, except that the purposes of such meeting need be enumerated in the notice of such meeting only to the extent required by law in the case of annual meetings.

4.3 Special Meetings of Members. Special meetings of the Members may be called by the holders of not less than twenty percent (20%) of all the Membership Interests. Business transacted at all special meetings shall be confined to the purposes stated in the notice.

4.4 Notice of Meetings of Members. Written or printed notice stating the place, day and hour of the meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Member(s) calling the meeting, to each Member of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail to the Member at his address as it appears on the transfer record of the Company, with postage prepaid.

4.5 Quorum. A Majority in Interest of the Members shall constitute a quorum at all meetings of the Members, except as otherwise provided by law or the Certificate of Formation. Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the requisite amount of Membership Interests shall be present or represented. At any meeting of the Members at which a quorum is present, the vote of the holders of a Majority in Interest of all the Members shall be the act of the Members, unless the vote of a greater number is required by law, the Certificate of Formation or these Regulations.

4.6 Voting. Except for matters for which the affirmative vote of the holders of a specified portion of the Membership Interests entitled to vote is required by the Act, at any meeting of the Members at which a quorum is present, the act of Members shall be the affirmative vote of the holders of a Majority in Interest of all the Members.

4.7 List of Members Entitled to Vote. The Members shall make, at least ten (10) days before each meeting of Members, a complete list of the Members entitled to vote at such meeting, or any adjournment of such meeting, arranged in alphabetical order, with the address of and the Membership Interest held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection of any Member during the whole time of the meeting. However, failure to comply with the requirements of this Section shall not affect the validity of any action taken at such meeting.

4.8 Registered Members. The Company shall be entitled to treat the holder of record of any Membership Interest as the holder in fact of such Membership Interest for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any other person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by these Regulations or the laws of the state of Texas.

4.9 Actions Without a Meeting and Telephone Meetings. Notwithstanding any provision contained in this Article IV, all actions of the Members provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference telephone call. Any such action which may be taken by the Members without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the holder or holders of Membership Interests constituting not less than the minimum amount of Membership Interests that would be necessary to take such action at a meeting at which the holders of all Membership Interests entitled to vote on the action were present and voted. Prompt notice of the taking of any action by the Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action.

CONTRIBUTIONS TO CAPITAL AND CAPITAL ACCOUNTS

5.1 Capital Contributions.

(a) Each Member shall contribute to the Company the capital contribution set forth as the Initial Capital Contribution of such Member on Schedule A attached hereto. Such capital contribution shall be the Initial Capital Contribution of each such Member and, upon such contribution, each such Member shall receive its Membership Interest.

(i) If a Majority in Interest of the Members determine that the amounts contributed to the Company by the Members with regard to the Initial Capital Contributions are insufficient to carry out the purposes of the Company, each Member agrees to make one or more additional Capital Contributions to the Company pro rata in relation to their Membership Interests. Each Member shall receive written notice of its pro rata share of the additional Capital Contribution as determined by a Majority In Interest of the Members and shall have thirty (30) days in which to make its additional Capital Contribution.

(ii) If any Member fails to timely make its pro rata share of any additional Capital Contribution, the Membership Interests of the Members shall be adjusted immediately following the failure and this adjustment shall be the sole remedy of the other Members and the Company. Each Member’s Membership Interest shall be determined by dividing the total Capital Contributions made by such Member by the total Capital Contributions made by all Members. The resulting percentage shall be the new Membership Interest.

(b) No Member shall be paid interest on any Capital Contribution to the Company.

5.2 Capital Accounts.

(a) A separate Capital Account will be maintained for each Member. Each Member’s Capital Account will be increased by (i) the amount of money contributed by such Member to the Company; (ii) the fair market value of any property contributed by such Member to the Company; (iii) the amount of any Company liabilities that are expressly assumed by such Member or that are secured by any Company property distributed to such Member; and (iv) the amount of Profits allocated to such Member. Each Member’s Capital Account will be decreased by (i) the amount of money distributed to such Member by the

Company; (ii) the fair market value of any property distributed to such Member by the Company; (iii) the amount of any liabilities of such Member that are expressly assumed by the Company or that are secured by any property contributed by such Member to the Company; and (iv) the amount of Losses allocated to such Member.

(b) In the event of a permitted sale or exchange of a Membership Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred interest.

(c) The manner in which Capital Accounts are to be maintained pursuant to this Section is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder and these Regulations shall be interpreted in a manner so as to comply.

(d) No Member shall be required to restore its negative Capital Account balance to a zero balance.

5.3 Withdrawal or Reduction of Members’ Contributions to Capital.

(a) A Member shall not receive out of the Company’s property any part of its Capital Contributions until all liabilities of the Company have been paid or there remains property of the Company sufficient to pay such liabilities.

(b) No Member shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in these Regulations. Under circumstances involving a return of any Capital Contribution, no Member shall have the right to receive property other than cash.

(c) No Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Profits, Losses or distributions; provided, that this subsection shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

5.4 Liability of Members. No Member shall be liable for the debts, liabilities or obligations of the Company beyond its respective Initial Capital Contribution. No Member shall be required to contribute to the capital of, or to loan, the Company any funds after the Initial Capital Contribution as set forth in Section 5.1 (a) except as provided in Section 5.1 (a).

5.5 Membership Interests. The initial Membership Interest of each Member is set forth opposite its respective name on Schedule A attached hereto,

ALLOCATIONS, DISTRIBUTIONS, ELECTIONS AND REPORTS

6.1 Allocations of Profits and Losses.

(a) Except as otherwise required by Section 704(c) of the Code and as set forth below, the Profits and Losses of the Company for each Fiscal Year shall be allocated among the Members in proportion to their respective Membership Interest in the Company. Any credit available for federal income tax purposes shall be allocated among the Members in the same manner.

(b) If the Capital Account balance of any Member (who has no obligation, deemed or actual, to restore its negative Capital Account) would be reduced below zero by any allocation of Losses pursuant to paragraph (a) above, any excess Losses shall be reallocated to the other Members in proportion to their positive Capital Account balances. Any Profits allocated after a reallocation of Losses described in the preceding sentence shall be first allocated to those Members who were specially allocated Losses in an amount equal to the Losses specially allocated to them.

(c) In the event any Member who is not deemed to be fully obligated to restore a Capital Account deficit in accordance with Treasury Regulations 1.704-l(b) would receive any adjustments, allocations or distributions which would result in the Member having a negative Capital Account balance in excess of his deemed obligation to restore, the Member shall be allocated items of Company income and gain in the amount of such excess as quickly as possible.

(d) The allocations contained in paragraphs (b) and (c) above are intended to comply with certain requirements of Treasury Regulation Section 1.704-l(b) and these allocations shall be taken into account when allocating Profits and Losses pursuant to paragraph (a) above so that the net amount of allocation of Profits and Losses and other allocations shall be as nearly equal as possible to each Member as though all Profits and Losses had been allocated in accordance with paragraph (a) above.

6.2 Distributions. All distributions of Distributable Cash or other property shall be made to the Members, pro rata, in proportion to their respective Membership Interests on the record date of such distribution. Except as provided in Section 7.3, all distributions of Distributable Cash and property shall be made at such time as determined by the Members. All amounts withheld pursuant to the Code or any provisions of state or local tax laws with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section.

6.3 Limitation Upon Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Capital Contributions.

6.4 Accounting Principles. The Profits and Losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis under the cash or accrual method of accounting for federal income tax purposes as determined by the Members.

6.5 Records and Reports. At the expense of the Company, the Members shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records:

(a) A current list that states:

(1) The name and mailing address of each Member; and

(2) The Membership Interest owned by each Member;

(b) Copies of the federal, state and local information or income tax returns for each of the Company’s six most recent tax years;

(c) A copy of the Certificate of Formation and Regulations and all amendments or restatements thereof, executed copies of any powers of attorney, and copies of any document that creates, in the manner provided by the Certificate of Formation or Regulations, classes or groups of Members;

(d) Correct and complete books and records of account of the Company; and

(e) Any other books, records or documents required by the Act or other applicable law.

6.6 Returns and Other Elections. The Members shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of each Fiscal Year of the Company. Unless otherwise provided herein, all elections permitted to be made by the Company under federal or state tax laws shall be made by the Members with the consent of a Majority in Interest of the Members.

TRANSFERABILITY

7.1 Restrictions on Disposition. A Disposition of an interest in the Company may not be effected without the prior written consent of all of the Members. Any attempted Disposition by a Member of an interest or right, or any part thereof, in or in respect of the Company other than with the consent of all the Members and in accordance with the other terms of this Article VII shall be, and is hereby declared, null and void.

7.2 Admission of Transferee. A person to whom an interest in the Company has been transferred with the consent of all of the Members has the right to be admitted to the Company as a Member if the Member making such transfer grants the transferee the right to be so admitted, and such transfer is in accordance with the provisions of this Article VII.

7.3 Required Documents. The Company may not recognize for any purpose any purported Disposition of all or part of a Membership Interest unless and until the other applicable provisions of this Article VII have been satisfied and the Members have received, on behalf of the Company, a document (i) evidencing the Disposition of the Membership Interest or part thereof Disposed, (ii) including the transferee’s agreement to be bound by these Regulations in respect of the Membership Interest or part thereof being Disposed, (iii) setting forth the Membership Interest after the Disposition of the Member effecting the Disposition and the person to which the Membership Interest or part thereof is Disposed, and (iv) containing a representation and warranty that the Disposition was made in accordance with all applicable laws and regulations (including securities laws).

7.4 Costs of Disposition. The Member effecting a Disposition and any person admitted to the Company in connection therewith shall pay, or reimburse the Company for, all costs incurred by the Company in connection with the Disposition or admission on or before the tenth day after she receipt by that person of the Company’s invoice for the amount due.

7.5 Additional Members. Any person may, subject to the terms and conditions of these Regulations, become an additional Member in the Company by the sale of new Membership Interests for such consideration as a Majority in Interest of the Members shall determine.

7.6 Withdrawal of Members. Except in connection with the Disposition of a Membership Interest as provided in this Article VII, no Member may withdraw or resign as a Member of the Company without the prior written consent of all of the remaining Members. No withdrawing Member shall be entitled to receive any distribution upon withdrawal or resignation, unless approved in writing by all of the remaining Members.

DISSOLUTION AND TERMINATION

8.1 Dissolution.

(a) The Company shall be dissolved upon the election to dissolve the Company by a Majority in Interest of the Members; or

(b) Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall, be liquidated under this Article VIII.

(c) Upon dissolution of the Company, the Members, may cause any part or all of the assets of the Company to be sold in such manner as the Members shall determine in an effort to obtain the best prices for such assets; provided, however, that the Members may determine that the assets of the Company shall be distributed in kind to the Members to the extent practicable.

(d) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 8.2.

8.2 Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be paid in the following order:

(a) First, to creditors, in the order of priority as provided by law;

(b) Second, an amount equal to the then remaining credit balances in the Capital Accounts of the Members shall be distributed to the Members in proportion to the amount of such balances; and

(c) Third, any remainder shall be distributed to the Members of the Company, pro rata, in accordance with their respective Membership Interests.

8.3 Distributions in Kind. If any assets of the Company are distributed in kind, such assets shall be distributed to the Members entitled thereto as tenants-in-common in the same proportions as the Members would have been entitled to cash distributions if such property had been sold for cash and the net proceeds thereof distributed to the Members. In the event that distributions in kind are made to the Members upon dissolution and liquidation of the Company, the Capital Account balances of such Members shall be adjusted to reflect the Members’ allocable share of gain or loss which would have resulted if the distributed property had been sold at its fair market value.

8.4 Certificate of Cancellation. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining properly and assets of the Company have been distributed to the Members according to their respective rights and interests, the Certificate of Cancellation shall be executed on behalf of the Company by the Members and shall be filed with the Secretary of State of Texas, and the Members shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

MISCELLANEOUS PROVISIONS

9.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of these Regulations shall be deemed to have been given or served for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s and/or the Company’s address as it appears in the Company’s records, as appropriate. Except as otherwise provided herein, any such notice shall be deemed to be given three (3) business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

9.2 Application of Texas Law. These Regulations and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Texas, and specifically the Act.

9.3 No Action for Panition. No Member shall have any right to maintain any action for partition with respect to the property of the Company.

9.4 Headings and Sections. The headings in these Regulations are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of these Regulations or any provision hereof. Unless the context requires otherwise, all references in these Regulations to Sections or Articles shall be deemed to mean and refer to Sections or Articles of these Regulations.

9.5 Amendment of Certificate of Formation and Regulations. Except as otherwise expressly set forth in these Regulations, the Certificate of Formation of the Company and these Regulations may be amended, supplemented or restated only upon the written consent of a Majority in Interest of the Members. Upon obtaining the approval of any amendment to the Certificate of Formation, the Members shall cause amending articles in accordance with the Act to be prepared, and such amending articles shall be executed by no less than one Member and shall be filed in accordance with the Act.

9.6 Numbers and Gender. Where the context so indicates, the masculine shall include feminine and neuter, and the neuter shall include the masculine and feminine, the singular shall include the plural and any reference to a “person” shall mean a natural person or a corporation, limited liability company, association, partnership, joint venture, estate, trust or any other entity.

9.7 Binding Effect. Except as herein otherwise provided to the contrary, these Regulations shall be binding upon and inure to the benefit of the Members, their distributees, heirs, legal representatives, executors, administrators, successors and assigns.

9.8 Counterparts. These Regulations may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Member who executed the same, but all of such counterparts shall constitute the same Regulations.

IN WITNESS WHEREOF, the undersigned, being all of the Managers of the Company, have caused these Regulations to be duly adopted by the Company as of the 12th day of August, 2004.

MANAGERS

Shanna M. Garcia

Brent Nofziger

Armando Lopez

SCHEDULE A

NAME AND ADDRESS,

INITIAL CAPITAL CONTRIBUTION AND INITIAL

MEMBERSHIP INTEREST OF THE MEMBER

OF TC BEVCO LLC

Name and Address of Member	Initial Capital Contribution	Initial Membership Interest
CABANA BEVCO LLC 8918 Tesoro Drive Suite 200 San Antonio, Texas 78217	$1000	100%